CODE OF ETHICS


INTRODUCTION

Background

This memorandum sets forth the provisions of the Code of Ethics adopted by Van Eck Associates Corporation, Van Eck Global Asset Management (Asia) , Van Eck Securities Corporation, Van Eck Capital, Inc., Shenyin Wanguo Van Eck Asset Management and Absolute Return Advisers Corporation, (formerly Van Eck Hedge Advisers, Inc). (together, the "Van Eck Companies"), and the registered investment companies and other accounts for which a Van Eck Company acts as investment adviser and/or principal underwriter (the "Funds") pursuant to Rule 17j-1 under the Investment Company Act of 1940 (the "Act") and Rules 204-2(a)(12) and 204-2(a)(13) under the Investment Advisers Act of 1940 (collectively, the "Rules"). An "Index to Defined Terms" may be found at the end of this Code.

Section 17(j) of the Act makes it unlawful for certain persons to engage in any fraudulent, deceptive or manipulative act, practice or course of business in connection with personal transactions in any security held or to be acquired by an investment company. Rule 17j-1 requires each investment company, its investment adviser and principal underwriter to adopt a written code of ethics designed to prevent "access persons" (as defined in this Code) from engaging in the acts prohibited by section 17(j) of the Act, and to use reasonable diligence, and to institute procedures reasonably necessary, to prevent violations of the code. Further, the Rules require fund personnel to file reports, and each investment company, its investment adviser and principal underwriter to maintain records of securities transactions covered under the Rules, as well as certain other information.

Purpose and Scope of this Code

This Code is broad and general in its application both in terms of the persons and the activities covered. It is based upon the basic precept that all officers, directors and employees of the Van Eck Companies and the Trustees of the Funds owe a fiduciary duty to the Funds, the Funds' shareholders, the privately managed accounts ("Accounts") and the beneficial owners of Accounts to conduct their personal securities transactions in a manner which does not interfere with Fund or Account transactions and which does not otherwise take unfair advantage of the relationship with the Funds or Accounts. This Code sets forth the minimum standard of conduct believed appropriate for persons having knowledge of Fund and Account securities transactions, and you should view it as such. Technical compliance with the provisions of the Code will not insulate your transactions from scrutiny for evidence of abuse of the fiduciary relationship. If you are confronted with a potential or seeming conflict of interest situation you would be well advised to consult the Compliance Officer or the Legal Department for advice concerning the propriety of the transaction, and obtain prior approval if required. Lastly, given the nature of the Van Eck Companies' business and our commitment to integrity and fair dealing, even the appearance of self-dealing or a conflict of interest is to be avoided.

The intent of the Code is not to prohibit or inhibit responsible personal investment activity by professional investment personnel and others; rather, it is to ensure that the portfolios managed by the Van Eck Companies receive the full benefit of the legal protections and safeguards from unethical practices to which they are entitled. This Code has been designed with these thoughts in mind. It is worth repeating and cautioning that persons who have any questions regarding the applicability of the Code to, or the propriety of, a particular transaction should consult with the Compliance Officer or the Legal Department who will treat all discussions as confidential.

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PERSONS TO WHOM THIS CODE APPLIES

Employees of Advisers and Sub-Advisers Who Are Not Van Eck Employees

The Funds, as regards their Advisers and Sub-Advisers, which are not Van Eck Companies, specifically adopt the codes of ethics of those Advisers and Sub-Advisers in lieu of the Rules under this Code of Ethics.

Van Eck Employees

The General Prohibitions and Substantive Restrictions on Personal Trading Activities of the Code in the next section apply to ALL employees, officers, directors, and trustees of the Van Eck Companies and the Funds. The Reporting Requirements, Pre-clearance Requirements, the requirements to provide duplicate copies of broker confirmations and periodic reports and the requirement to disclose all securities holdings on an annual basis, apply to all employees. There is a special rule for persons who are non-interested Trustees of the Funds. (See below).

You are an "access person" if you are an employee, director, trustee, officer or "advisory person" of a Fund or a Van Eck Company. You are also an access person if you are in a control(1) relationship to a Van Eck Company that obtains information about recommendations made to a Fund or Account regarding the purchase or sale of securities. The Compliance Officer will notify you if you are an access person and are, therefore, subject to certain restrictions and requirements detailed below.

You are an "advisory person" if as part of your regular duties you make, participate in, or obtain information regarding the purchase or sale of any security by a Fund or Account. Similarly, if as part of your regular duties you are involved in making, or have information concerning, recommendations regarding Fund or Account transactions, you are an advisory person.

A security is "considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated and is "recommended" when the person making the recommendation seriously considers making the recommendation.

WHAT ARE YOUR DUTIES UNDER THIS CODE

This Code has three basic requirements: first, that your conduct conforms to the ethical standards set forth in the General Prohibitions; second, that your personal securities transactions comply with the Substantive Restrictions on Personal Investing Activities; and third, that you obtain prior approval for all securities transactions and file reports where required.

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  (1) "Control" has the same meaning as that set forth in Section 2(a)(9) of the
Act. Generally, it means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

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General Prohibitions

If you are an employee, officer, director or trustee of a Van Eck Company or the Funds, you may not -

           o Use any scheme to defraud a Fund or Account, or to engage in any act which operates, or would operate, as a fraud or deceit upon a Fund or Account.

           o Make to the Fund any untrue statement of a material fact, or fail to state a material fact necessary in order to make the statement made, in light of the circumstance under which it is made, not misleading.

           o    Engage in any manipulative practice.

These General Prohibitions do not refer to specific practices for good reason: no code can cover all possible circumstances. Instead, a code should guide you in determining appropriate conduct and should instill in you the duty of fair dealing and honesty implicit in the fiduciary relationship. In the final analysis, your conduct will ultimately be guided by your personal and professional integrity and honesty.

The General Prohibitions should be read very broadly, for they are more encompassing than a narrow interpretation would indicate. "You" means you, personally, and any account which is "beneficially owned" by you. The term "beneficial ownership" would include, for example, securities held in the name of a spouse, minor children, or relative sharing your home or under other circumstances indicating a sharing of financial interest.

"Security" includes all securities, rights or other interests, as well as futures and options, and has the same meaning as set forth in Section 2(a)(36) of the Act except that it does not include securities issued by the Government of the United States or any of its agencies or instrumentalities (including all short-term debt securities which are "government securities" within the meaning of Section 2(a)(16) of the Act), bankers' acceptances, bank certificates of deposit and commercial paper. Futures and options may not be used to evade the restrictions of this Code; and a "purchase or sale" includes writing put and call options on a security.

Substantive Restrictions on Personal Investing Activities

Initial Public Offerings. Purchasing securities in an initial public offering ("IPO") is prohibited. Purchases of IPO's pose potential conflicts of interest. Investing in IPO's may suggest that access persons have taken inappropriate advantage of their positions for personal profit, as the opportunity to invest in an IPO may be available to only a limited number of investors. It may then appear that an investment opportunity that should have been available to a Fund or Account was diverted to the benefit of an individual employee.

Private Placements. All purchases of securities in a private placement are prohibited.

Blackout Periods. All advisory persons are subject to a seven- day blackout period, i.e., individuals are prohibited from buying or selling a security within seven calendar days before and after a Fund trades in that security. Any profits realized on trades within the proscribed seven day period will be paid to the Fund or Account or to charity.

Ban On Short-Term Trading Profits. No employee is permitted to profit from short-term trading. Short-term trading is the purchase and sale or sale and purchase of an asset within 60 days. (This would include selling and/or closing a position with futures or options contracts). This trading will be monitored. Whether profits will be required to be paid to the Fund or Account or to charity will be left to the discretion of management.



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Gifts

All gifts must be reported, with the exception of de minimis advertising items such as inexpensive (less than $50 market value) pens, T-shirts and the like. Gifts may not exceed $50 per person per year. The receipt of dinners, tickets to theatrical and sporting events and the like is acceptable, so long as they are not so frequent as to raise questions of impropriety.

Service as a Director

Service as a director of a public company is prohibited.

Opening New Brokerage Accounts

All employees must obtain the permission of the Compliance Officer prior to opening any new brokerage accounts with an exchange or National Association of Securities Dealers ("NASD") registered broker-dealer. A Letter of Permission will be provided to the broker-dealer once the employee has been granted permission to open the new account. All employees must open accounts in the Van Eck Funds or the Van Eck/Chubb Funds through the Mutual Fund Operations Department. Duplicate confirmations will be sent to the Compliance Officer for all employee accounts in the Van Eck Funds.

Discretionary Accounts

Access and non-access persons may maintain discretionary brokerage accounts. However, in order to be exempt from the preclearance and other requirements of this Code, the employee must provide the Compliance Officer with a representation, or other proof, from the account broker stating that the account is managed on a discretionary basis and that the employee does not make any investment decisions for the account. This report must be provided at the time of commencement of employment and at any time a discretionary account is opened or terminated. In addition, employees who maintain discretionary accounts must provide, on a quarterly basis, a statement that he or she has not made any investment decisions for the account during that quarter.

Pre-clearance; Compliance Officer

You must obtain prior approval for every securities transaction subject to this Code from the Compliance Officer or her designee. Pre-clearance is effective for a period of 24 hours. If the trade is not executed within that period, the pre-clearance process must be repeated. Prior approval for transactions in shares of open-end mutual funds is not required.

Thomas Elwood is the Compliance Officer for purposes of the Reporting and Pre-clearance Requirements. In the event he is not available to approve a transaction, the individuals listed on Exhibit "A" shall be authorized to approve such transaction.


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Reporting Requirements

A report of all transactions subject to this Code must be filed with the Compliance Officer no later than 10 days after the end of each calendar quarter and must provide the following information for each transaction during that quarter:

           (a) the date of the transaction, the title of and the number of shares, and the principal amount of each security involved;

           (b) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

           (c)  the price at which the transaction was effected; and

           (d) the name of the broker, dealer or bank with or through which the transaction was effected.

If you file a report with respect to any transaction it will not be considered an admission by you that you have any direct or indirect beneficial interest in that security.

You must report to the Compliance Officer or his designee all transactions in which you have, or acquire, a beneficial interest in a security. If you are a non-interested Trustee of a Fund see "Special Rules."

Any transactions in unaffiliated open-end mutual fund shares (i.e., funds that are not advised by Van Eck or its affiliates) do not need to be reported. However, if you have had any transactions in any of the Van Eck family of funds, you must report these. In addition, you must report transactions in closed-end mutual fund shares and unit investment trusts. All other types of securities transactions, with the exception of those involving U.S. Government securities, must be reported.

All personnel must have duplicate copies of trade confirmations and periodic account statements sent to the Company by their broker.

All personnel must submit an annual listing of all securities holdings and the name of any broker-dealer or bank in which the individual maintains an account.

All personnel must sign an acknowledgment that they have read and agree to be subject to this Code of Ethics on an annual basis.

All personnel must submit a listing of all brokerage accounts and holdings at the time of initial employment and at any time accounts are added or terminated.

SPECIAL RULES

Non-Interested Trustees

If you are a non-interested Trustee of a Fund,(2) you are not required to obtain prior approval of your personal securities transactions or to file a report with the Compliance Officer unless at the time of the transaction you knew or, in the ordinary course of fulfilling your official duties as Trustee of a Fund, you should have known that (i) the security is or was purchased or sold by a Fund, or (ii) purchase or sale of

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  (2) "Interested person" has the same meaning as contained in Section 2(a)(19)
of the Act. A "non-interested Trustee" is any Trustee who is not an interested person.

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this security is or was considered by a Van Eck Company for a Fund during the
15-day period immediately preceding or following the date of your transaction.

Exempt Securities

The Code generally applies to ALL securities. However, the following securities are considered exempt securities and are not subject to the above requirements:

o   Shares of open-end investment companies
o   Direct obligations of the U.S. Government
o   Money market instruments
o   Life insurance contracts and annuity contracts

Exempt Transactions

The Code does not apply to the following transactions:

           (a) purchases or sales which you cannot, directly or indirectly, control or influence;

           b) purchases which are part of an automatic dividend reinvestment plan;

           c) purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

           (d) sales of securities held in a margin account to the extent necessary in order to meet margin requirements.

WHAT WILL HAPPEN IF YOU VIOLATE THIS CODE

Violations

You should endeavor to comply with this Code both in letter and spirit. However, in adopting Rule 17j-1, the Securities and Exchange Commission specifically noted that a violation of any provision of a code of ethics, such as this Code, would not be considered a per se unlawful act prohibited by the general anti-fraud provisions of the Rule as stated in the General Prohibitions. In adopting this Code of Ethics, it is not intended that a violation of this Code is or should be considered to be a violation of Rule 17j-1. Whether you have violated the Code materially and the General Prohibitions will be determined on the basis of the available facts and circumstances.

If a determination has been made that a material violation has occurred, sanctions may be imposed. Before making any determination that you have committed a material violation, you will be given an opportunity to supply additional explanatory material. If the Compliance Officer determines that a material violation of this Code has or may have occurred, he shall submit his written determination and a recommendation of appropriate sanctions, together with the transaction report and any additional explanatory material you provide, to the Board of the Van Eck Company of which you are an access person and, if applicable, to the Board of the Fund with respect to which the violation occurred.


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
Sanctions

Sanctions may include any or all of the following:

           1.   Caution.

           2.   Warning by Senior Management.

           3.   Fine or returning any profit or benefit derived.

           4.   Dismissal.

           5.   Civil referral to the SEC or other civil regulatory authorities.

           6.   Criminal referral.


WHAT WILL BE DONE WITH THE REPORTS

Every reasonable effort will be made to keep confidential all reports of securities transactions and any other information you file with the Compliance Officer or you furnish to any person under this Code. The reports and information are subject to review as provided in this Code and by representatives of the Securities and Exchange Commission. In the event there is a determination that you have violated the Code, records and information may be made available, as directed by the appropriate Board of the Van Eck Company or Fund, in their sole discretion, to any federal or state regulatory or law enforcement agency or to any self regulatory organization, including the National Association of Securities Dealers, or to any other party as is deemed consistent with the Van Eck Company's or Fund's duty to that other party.

The Compliance Officer shall review or supervise the review of your personal securities transactions and those of others under this Code. As part of that review, each securities transaction reported by you shall be compared against completed and contemplated portfolio transactions of Fund or Account to determine whether a violation of this Code may have occurred. Records under this Code shall be maintained in the manner and to the extent set forth below, and, as required by Rule 17j-1, shall be available for examination by representatives of the Securities and Exchange Commission:

           (a) A copy of this Code and any other code which is, or was at any time within the past five years, in effect, shall be preserved in an easily accessible place.

           (b) A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs.

           (c) A copy of each report made by an officer, director or trustee of a Fund or Van Eck Company pursuant to this Code shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place.

           (d) A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code shall be maintained in an easily accessible place.

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                             INDEX TO DEFINED TERMS


Term                                                               Page
----                                                               ----

Access Person                                                      2

Accounts                                                           1

Act                                                                1

Advisory Person                                                    2

Beneficial Ownership and Beneficially Owned                        3

Considered for Purchase or Sale                                    2

Control                                                            2

Exempt Securities                                                  5

Funds                                                              1

Government Securities                                              3

Interested Person                                                  5

Non-Interested Trustee                                             5

Purchase or Sale                                                   3

Recommended                                                        2

Rules                                                              1

Security                                                           3

Van Eck Companies                                                  1




Code of Ethics
Amended 9-28-99


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







                                   EXHIBIT "A"





Charles Cameron
Gregory Krenzer
Thomas Elwood
Derek van Eck
Jan van Eck
John van Eck
Bruce Smith
Dina Lee



















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

ACCESS PERSONS 8/22/00


Harry Bingham
Alex Bogaenko
Charles Cameron
Sophie Devignon
Joseph DiMaggio
Thomas Elwood
Keith Fletcher
Joseph Foster
Oksana Gendina
Stephanie Grace
Sam Halpert
Dominic Hilton
David Hulme
Hans Humes
Greg Krenzer
Robin Kunhardt
Susan Lashley
Dina Lee
Geoffrey Morris
David Semple
Bruce Smith
Allison Spill
Ron Stankiewicz
Peter Stiler
Cathy Syrik
Derek van Eck
Jan van Eck
John van Eck


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
August 30, 2000


Boards of Directors/Trustees


           The undersigned Compliance Officer for Van Eck Associates Corporation hereby certifies that Van Eck Associates Corporation has adopted procedures reasonably necessary to prevent access persons violating its Code of Ethics.




                                              Thomas Elwood
                                              Vice President and General Counsel
                                              Compliance Officer.














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